EXHIBIT 99.1

Salt Lake City, Utah - On August 31, 2005, the U.S. District Court in Salt Lake City expeditiously rescheduled the beginning date for the trial of the lawsuit filed in August 2004 on behalf of the U.S. Food and Drug Administration (FDA) alleging Quality System Regulation (QSR) violations by Utah Medical Products, Inc. (Nasdaq: UTMD).

The trial will either begin on September 26, 2005 or November 9, 2005. The alternative date of November 9 will occur if FDA counsel is unable to attend on September 26 due to a scheduling conflict with another trial. According to FDA counsel, UTMD should know by September 13 if the latter trial date is required.

UTMD looks forward to finally resolving the matter, and remains confident that the Company’s quality system complies with all applicable regulations.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures, assembles and markets a broad range of well-established, safe and effective, disposable and reusable specialty medical devices.